SECRETARY’S CERTIFICATE
I, Steve Andersen, Secretary of Versus Capital Real Assets Fund LLC (the “Real Assets Fund”), hereby certify that the following resolutions were adopted by the Real Asset Fund’s Board of Directors (“Board”), including a majority of the directors who are not “interested persons” as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Directors”), at a meeting of the Board held on August 27, 2021 (the “Meeting”).

RESOLVED,
that after consideration of all factors deemed relevant by the Real Assets Fund’s Board, including a majority of its Independent Directors, including, but not limited to, the aggregate value of the assets of the Real Assets Fund, the type and terms of the arrangements made for the custody and safekeeping of the assets of the Real Assets Fund, and the nature of the securities held by the Real Assets Fund, the Real Assets Fund’s Board, including a majority of the Independent Directors, hereby approves the form and amount of the fidelity bond described at the Meeting and authorizes the appropriate officers of the Real Assets Fund to obtain a fidelity bond, meeting all applicable requirements of Rule 17g-1 under the 1940 Act,  covering each officer and employee of the Real Assets Fund against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, in the amount of $1,500,000, to be issued by Continental Casualty Company (CNA) for a premium of approximately $5,250 for the period beginning on October 1, 2021 and ending on October 1, 2022; and further

RESOLVED,
that the appropriate officers of the Real Assets Fund be, and each hereby is, authorized to increase the amount of fidelity bond coverage from time to time to ensure adequate coverage based upon the value of the Real Assets Fund’s assets and to enable the Real Assets Fund to remain in compliance with the 1940 Act and the rules promulgated thereunder; and further

RESOLVED,
that the Secretary of the Real Assets Fund or his delegate be, and each hereby is, authorized to make all necessary filings and give all notices and information with respect to such fidelity bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED,
that the appropriate officers of the Real Assets Fund be, and each hereby is, authorized to execute and deliver the fidelity bond in substantially the form discussed at this Meeting, to make any and all payments, to make any and all filings, and to do any and all such further acts, in the name of the Real Assets Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.

The approved fidelity bond includes a rider that provides for an automatic increase in coverage based on the Real Assets Fund’s assets under management in accordance with Rule 17g-1 of the 1940 Act.  A premium of $5,250 was paid for the fidelity bond for the period from October 1, 2021 through October 1, 2022.

/s/ Steve Andersen	October 1, 2021
Steve Andersen	Date
Secretary of the Real Assets Fund